Exhibit 10.18

MASTER AGREEMENT

This Master Agreement (this “Master Agreement”) is dated as of May 28, 2011 (the “Effective Date”) between StoneRiver, Inc., a Delaware corporation with offices located at 2110 Wiley Boulevard, Cedar Rapids, IA 52404 (“StoneRiver”), and UTG, Inc, a Delaware corporation with offices located at Springfield, IL(“Client”)  Upon signing this agreement, the parties agree that the agreement between Fiserv Solutions Inc. and United Trust Group, Inc., dated May 28, 2002, is terminated and replaced by this Master Agreement on the Effective Date

StoneRiver and Client hereby agree as follows:

     1.   StoneRiver Services.  StoneRiver, itself and through its affiliates, agrees to provide Client, and Client agrees to obtain from StoneRiver the services (the “Services”) and products (the “Products”) (collectively, the “StoneRiver Services”) described in the attached Exhibits for ID3.  Exhibits attached as of the Effective Date are listed below.  The Exhibits set forth specific terms and conditions applicable to the Services and/or Products.  The Master Agreement with the Exhibits incorporated is collectively called the “Agreement.”  The parties may add services and products to this Agreement by signing an appropriate Exhibit to this Agreement.

Exhibit A -	Insurance Processing Services
Exhibit B -	Professional Services

Exhibit C -	License and Service for Products

2. Fees for StoneRiver Services. (a) General .Client agrees to pay StoneRiver all of the following (collectively, “Fees”):

(i) Fees for StoneRiver Services monthly in arrears (unless otherwise set forth in the Exhibits) as specified in the Exhibits A and B;

(ii) Out-of-pocket and other additional charges for the month pursuant to Section 2(b);

   (iii)  Reasonable travel and living expenses of any employees of StoneRiver and its authorized contractors who render services at Client’s site in connection with the activities described in this Agreement pursuant to Section 2(c);

(iv)	Taxes as defined in Section 2(d); and

(v)	Fees for Products as specified in Exhibit C.

Upon notice to client, fees may be increased from time to time as set forth in the Exhibits.  StoneRiver may increase its fees in excess of amounts listed in the Exhibits in the event that StoneRiver implements system enhancements to comply with changes in law, government regulation, or industry practices.

    (b)  Additional Charges.  Fees for out-of-pocket expenses, such as telephone, microfiche, courier, and other charges reasonably incurred by StoneRiver for goods or services obtained by StoneRiver on Client’s behalf shall be billed to Client at cost plus the applicable StoneRiver administrative fee, if any, set forth in the Exhibits.  Such out-of-pocket expenses may be changed from time to time upon notification of a fee change from a vendor/provider, and, as applicable, shall be incurred in accordance with StoneRiver’s then-current corporate travel and expense policy.

(c) Travel and Living Expenses. All travel and living expenses shall be itemized on invoices submitted by StoneRiver and shall be incurred in accordance with StoneRiver’s travel and expense policies.

    (d)  Taxes.      Client is responsible for and shall determine the applicability, including the nexus, of any sales, use, excise, value added, and other taxes and duties however designated levied by any taxing authority (“Taxes”). StoneRiver shall add to each invoice any such Taxes relating to the StoneRiver Services and remit them to the taxing authority.  In no event shall Taxes include any levies by any taxing authority based upon StoneRiver’s net income.

    (e)  Payment Terms.    Fees are due and payable monthly upon receipt of invoice.  Client shall pay StoneRiver through the Automated Clearing House unless otherwise set forth in the Exhibits.  In the event any invoiced amounts remain unpaid 30 days after payment is due, Client shall pay a monthly late charge of the lesser of 1.5% or the highest amount allowed by law.  Client shall neither make nor assert any right of deduction or set-off from Fees invoiced for StoneRiver Services.  If Client disputes any invoice item, Client shall pay the undisputed portion and provide written notice to StoneRiver within 15 days of the invoice date specifying in detail the nature of the disagreement. Client also agrees to pay for all costs StoneRiver incurs in collecting any past due Fees.

     3.  StoneRiver Obligations.   (a) Client Policies. While assigned to provide Services at a Client location or otherwise visiting Client’s facilities, StoneRiver employees will: (i) comply with Client’s reasonable safety and security procedures and other reasonable Client rules applicable to Client personnel at those facilities to the extent all such procedures and rules are provided to StoneRiver in writing and in advance, (ii) comply with all reasonable requests of Client personnel, as applicable, pertaining to personal and professional conduct, and (iii) otherwise conduct themselves in a professional and businesslike manner.

    (b)  Changes.     StoneRiver may make changes in its methods of delivering the Services, including but not limited to operating procedures, type of equipment or software resident at, and the location of StoneRiver’s service center(s).  StoneRiver will notify Client prior to implementing any material change that affects Client’s normal operating procedures, reporting, or internal service costs.

    (c)  Client  Systems  Access.         If  StoneRiver accesses Client’s networks and computer systems (“Client Systems”), StoneRiver will: (i) use this access only to provide StoneRiver Services to Client; and (ii) ensure that the StoneRiver System includes up-to-date anti-viral software designed to prevent viruses from reaching Client Systems through the StoneRiver System.

    (d)   Error Correction.  In the event of an error or other default caused by StoneRiver personnel, systems, or equipment, StoneRiver shall correct such error or default at no additional charge to Client, provided that Client supplies StoneRiver with a written request for correction of the error within 7 days after Client’s receipt of the work containing the error.  Work reprocessed due to errors in data supplied by Client, on Client’s behalf by a third party, or by Client’s failure to follow procedures set forth by StoneRiver shall be billed to Client at StoneRiver’s then current time and material rates.

4. Client Obligations. (a) Procedures. Client agrees to comply with StoneRiver’s procedures and operating instructions for use of Services and the StoneRiver System.

    (b)  Communication Lines, Terminals, Equipment Software.  At Client’s expense, Client will procure all communication lines, terminals, equipment, computer software, and interface devices (collectively, “Client Equipment”) required to access the StoneRiver System and to transmit and receive data and information between Client’s location(s), StoneRiver’s service center(s), and/or other necessary location(s). All Client Equipment is subject to approval by StoneRiver and shall be compatible with the StoneRiver System.  Client agrees to pay charges relating to the installation and use of Client Equipment as set forth in the Exhibits. Client agrees to pay pass through charges relating to communication lines and equipment.

    (c)  Input.    Client shall be solely responsible for the input, transmission, or delivery to and from StoneRiver (whether delivered to or from Client site(s) or any applicable clearinghouse, regulatory agency, or Federal Reserve Bank) of all information and data required by StoneRiver to perform Services unless Client has retained StoneRiver to handle such responsibilities, as specifically set forth in the Exhibits.  The information and data shall be provided in a format and manner approved by StoneRiver. Client shall determine and be responsible for the authenticity and accuracy of all information and data submitted to StoneRiver.

    (d)  Client Personnel.            Client   shall   supply StoneRiver with reasonable access to Client’s site during normal business hours for Services and shall cooperate with StoneRiver personnel in their performance of Services.

(e) Client Review. Client shall review all reports furnished by StoneRiver for accuracy, and shall work with StoneRiver to reconcile any out of balance conditions or discrepancies.

    (f)  Client Systems.      Client  shall  ensure  that Client Systems: (i) are capable of passing and/or accepting data from and/or to the StoneRiver System, and (ii) include up-to-date anti-viral software designed to prevent viruses from reaching the StoneRiver System through Client Systems.

5. Confidentiality and Ownership.

         (a)  Definitions.    (i)  “Client Information” means the following types of information provided to or accessed by StoneRiver in connection with this Agreement:  (A) confidential plans, information, and other proprietary material of Client that is marked with a restrictive legend, or if not so marked or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to StoneRiver); (B) customer lists and any information and data concerning the business and financial records of Client’s customers prepared by or for StoneRiver, or used in any way by StoneRiver in connection with the provision of StoneRiver Services (whether or not any such information is marked with a restrictive legend); and (C) any information and data received from Client that StoneRiver reasonably ought to know is confidential (whether or not any such information is marked with a restrictive legend).

    (ii)  “StoneRiver Information”   means the following types of information provided to or accessed by Client in connection with this Agreement: (A) confidential plans, information, research, development, trade secrets, business affairs (including that of any StoneRiver client, supplier, or affiliate), and other proprietary material of StoneRiver that is marked with a restrictive legend, or if not so marked or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Client); (B) StoneRiver’s information security plans, business continuity plans, proprietary computer programs (including custom software modifications, software documentation, databases, and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein), all copyrights, patent rights, trademark rights and other proprietary rights which form part of the StoneRiver Services, and the terms and conditions of this Agreement (whether or not any such information is marked with a restrictive legend); and (C) any information and data received from StoneRiver that Client reasonably ought to know is confidential (whether or not any such information is marked with a restrictive legend).

   (iii)  “Information” means Client Information and StoneRiver Information.  No obligation of confidentiality applies to any Information that the receiving party (“Recipient”) (A) already possesses without obligation of confidentiality; (B) develops independently; or (C) rightfully receives without obligation of confidentiality from a third party.  No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.

    (b)  Obligations.    Recipient  agrees  to  hold  as confidential all Information it receives from the disclosing party (“Discloser”).  All Information shall remain the property of Discloser or its suppliers and licensors.  Recipient will use the same care and discretion to avoid disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care.  Recipient may only use Information in accordance with the purpose of this Agreement.  StoneRiver specifically agrees that it will not use or disclose any non-public personal information about Client’s customers in any manner prohibited by Title V of the Gramm-Leach-Bliley Act or the regulations issued thereunder (“GLB”).  Recipient may disclose Information to: (i) its employees and employees of permitted subcontractors and affiliates who have a need to know; and (ii) any other party with Discloser’s prior written consent including, in the case of Client, customers for which Client acts as an administrator.  Before disclosure to any of the above parties, Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement.  Recipient may disclose Information to the extent required by law.  However, Recipient agrees to give Discloser prompt notice, if legally permissible, so that Discloser may seek a protective order.  At Recipient’s option, Information will be returned to Discloser or destroyed (except as may be contained in back-up files created in the ordinary course of business that are recycled in the ordinary course of business over a 30- to 90-day period or such longer period as required by applicable law) at the termination or expiration of this Agreement and, upon Discloser’s request, Recipient will certify to Discloser in writing that it has complied with the requirements of this sentence.  The provisions of this sub-section survive any termination or expiration of this Agreement.

    (c)  Residuals.        Nothing   contained   in   this Agreement shall restrict Recipient from the use in its business of any ideas, concepts, know-how, or techniques contained in Information that are related to Recipient’s business activities and retained in the unaided memory of Recipient’s employees.

    (d)  StoneRiver   System   and   Client   Systems. StoneRiver systems used in the delivery of Services (the “StoneRiver System”) Client Systems contain information and computer software that are proprietary and confidential information of the respective parties, their suppliers, and licensors.  Each party agrees not to attempt to circumvent the devices employed by the other party to prevent unauthorized access thereto, including, but not limited to, alterations, decompiling, disassembling, modifications, and reverse engineering thereof.

    (e)  Ownership.      With the exception of Client Information, all information, reports, studies, object or source code, flow charts, diagrams, and other tangible or intangible material of any nature whatsoever produced by StoneRiver or jointly with Client or by any of their employees or agents, through or as a result of or related to any of the Services performed or Products provided hereunder, shall be the sole and exclusive property of StoneRiver or its corporate parent.  Client shall execute documents reasonably required by StoneRiver to perfect such rights.  Client shall be entitled to use all such work product in accordance with the terms and conditions of this Agreement.

   (f)  Restrictions.     Without  limiting  any  other obligation set forth in this Section 3, Client shall not use, transfer, distribute, interface, integrate, or dispose of any information or content contained in StoneRiver Services in any manner.

     6.  Information Security.             (a)   General StoneRiver has implemented and shall maintain appropriate measures designed to meet the objectives of the applicable guidelines establishing information security standards as adopted by any federal regulatory agencies having jurisdiction over Client’s affairs (“Guidelines”).  These measures include appropriate disposal of consumer information as required, and taking appropriate actions to address incidents of unauthorized access to Client’s sensitive customer information, including notification to Client as soon as possible of any such incident.  Without limiting the foregoing, StoneRiver’s information security program is designed to: (i) ensure the security and confidentiality of customer information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.  Upon Client’s written request, StoneRiver shall provide Client with copies of any associated audit reports, summaries of test results or equivalent measures taken by StoneRiver to ensure that its information security program meets the objectives of the Guidelines.

    (b)  Client Requirements.    As  mutually  agreed and at Client’s expense, StoneRiver shall make commercially reasonable modifications to its information security program to conform to Client’s information security requirements, as they exist from time to time.

    (c)  StoneRiver Plan.  Within 30 days of Client’s written request, StoneRiver shall provide to Client a summary copy of StoneRiver’s written information security plan, and thereafter upon Client’s request will provide updates on the status of its information security plan.

   (d)  Security Testing.  StoneRiver may use a third party to provide monitoring, penetration and intrusion testing with respect to certain Services.  Upon Client’s written request, StoneRiver agrees to provide Client with a copy of its most recent security certification, if any, for the applicable StoneRiver service center providing such Services.

(e) Client Notification. Client agrees that it shall notify StoneRiver as soon as possible upon becoming aware of any incident of unauthorized access to any Information or the StoneRiver System.

    (f)  Data Encryption.   Client  agrees  to comply with StoneRiver’s then-current data encryption policies and controls regarding transmission to and from StoneRiver of tapes, images, Client Files as defined in Section 6(a), or other data in connection with the StoneRiver Services (collectively, “Data”).  If Client requests or requires StoneRiver to send, transmit, or otherwise deliver Data to Client or any third party in any manner not in compliance with such policies and controls, then, notwithstanding any other provision of this Agreement:  (i) Client understands and accepts all risk of transmitting Data in an unencrypted or otherwise noncompliant format; (ii) Client releases and discharges StoneRiver and its employees, officers, directors, agents, and affiliates from any and all liability, damage, or other loss under this Agreement or otherwise (collectively, “Loss”) suffered by or through Client arising out of the transmission, destruction, or loss of such Data, including without limitation any information security or privacy breach related to such Data; and (iii) Client shall indemnify and hold harmless StoneRiver and its employees, officers, directors, agents, and affiliates from any Loss suffered by any of them arising out of the transmission, destruction, or loss of such Data, including without limitation any information security or privacy breach related to such Data.

     7.  Hiring and Employment.     (a)  Background Checks.  StoneRiver shall not knowingly permit any StoneRiver employee to have access to the premises, records or data of Client when such employee: (i) uses drugs illegally; or (ii) has been convicted of a crime in connection with a dishonest act or a breach of trust, as set forth in Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. 1829(a).  Consistent with StoneRiver’s employment practices, newly hired StoneRiver employees: (x) as from 1996, are required to pass a pre-employment criminal background check; and (y) as from 1993, are required to pass a pre-employment drug screening.  Upon Client’s reasonable request and at its expense, StoneRiver agrees to perform additional reasonable background checks on those of StoneRiver’s employees who will have access to Client facilities or Client Systems located at Client facilities.  The results of all such background checks shall be retained solely by StoneRiver.

    (b)  Equal Opportunity.     Each party agrees that, during the term hereof, it is subject to Executive Order 11246 and will be in compliance with the equal employment opportunity and affirmative action requirements set forth in 41 C.F.R. Part 60-1.4(a) (women and minorities), 41 C.F.R. Part 60-250.5(a) and 60-300.5 (covered veterans) and 41 C.F.R. Part 60-741.5(a) (individuals with disabilities) and 29 C.F.R. § 471, Appendix A to Subpart A, if applicable.

     8.  Regulatory Agencies,  Regulations and Legal Requirements.  (a) Client Files.  Records maintained and produced for Client (“Client Files”) may be subject to examination by such Federal, State, or other governmental regulatory agencies as may have jurisdiction over Client’s business to the same extent as such records would be subject if maintained by Client on its own premises.  Client agrees that StoneRiver is authorized to give all reports, summaries, or information contained in or derived from the data or information in StoneRiver’s possession relating to Client when formally requested to do so by an authorized regulatory or government agency.  Client agrees to pay StoneRiver its then-current rates for all research work resulting from regulatory requests, government agency requests, and legal process requests such as subpoena or search warrant, whether issued during or after the term of this Agreement.

    (b)  Compliance   with   Regulatory   and   Legal Requirements.  Client agrees to comply with regulatory and legal requirements applicable to Client’s receipt of StoneRiver Services.  If legal requirement of jurisdictions outside of the United States apply (for example, privacy laws), then Client will notify StoneRiver prior to provision of the StoneRiver Services.

9. Warranties and Indemnification. (a) By StoneRiver.

    (i)  StoneRiver  represents and  warrants that  (A) no contractual obligations exist that would prevent StoneRiver from entering into this Agreement; (B) StoneRiver has the requisite authority to execute, deliver, and perform StoneRiver’s obligations under this Agreement; (C) StoneRiver will perform Client’s work accurately provided that Client supplies accurate data and information, and follows the procedures described in all StoneRiver documentation and notices; (D) StoneRiver personnel will exercise due care in provision of Services; (E) functionality provided by the StoneRiver System will enable Client to comply in all material respects with Federal regulations generally applicable to StoneRiver’s clients in the industry in which the functionality is intended to be used; and (F) StoneRiver will comply with Federal regulations applicable to StoneRiver’s performance of its obligations under this Agreement.

    (ii)  StoneRiver  shall defend and  indemnify Client and hold it harmless against any and all amounts payable by Client under any judgment, verdict, court order or settlement entered or agreed in any third party claim or action that alleges that the StoneRiver System infringes a United States patent, copyright, or other proprietary right of such third party (“Infringement Claim”).  Client agrees to notify StoneRiver promptly of any Infringement Claim and grants StoneRiver the sole right to control the defense and disposition of all Infringement Claims.  Client shall provide StoneRiver with reasonable cooperation and assistance in the defense of any Infringement Claim. The obligations set forth in this paragraph are StoneRiver’s entire liability and Client’s sole and exclusive remedy for any Infringement Claim.

Client acknowledges that the warranties provided in Section 10(a) (i) are conditional upon the procurement and maintenance by Client of the Computer System (as defined in Exhibit A (Software Products) to the Agreement) in accordance with the then current specified configuration.

THE WARRANTIES STATED ABOVE AND IN THE EXHIBITS, IF ANY, ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY STONERIVER.  CLIENT ACKNOWLEDGES THAT IT HAS INDEPENDENTLY EVALUATED THE STONERIVER SERVICES AND THEIR APPLICATION TO CLIENT’S NEEDS.  STONERIVER DOES NOT MAKE, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND FROM A COURSE OF DEALING OR USAGE OR TRADE.

(b) By Client.

    (i)  Client represents and warrants that: (A) no contractual obligations exist that would prevent Client from entering into this Agreement; (B) it has complied with all applicable regulatory requirements; and (C) it has requisite authority to execute, deliver, and perform this Agreement.

    (ii)  Client shall indemnify and  hold harmless StoneRiver, its officers, directors, employees, and affiliates against: (A) any claims or actions arising out of the use by Client of the StoneRiver System in a manner other than that provided in this Agreement; and (B) any and all claims by third parties through Client arising out of the performance and non-performance of StoneRiver Services by StoneRiver, provided that the indemnity listed in clause (B) hereof shall not preclude Client’s recovery of damages from StoneRiver pursuant to the terms and subject to the limitations of this Agreement.

     10.  Limitation of Liability.  IN NO EVENT SHALL STONERIVER BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR TORT DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT.  EXCEPT FOR CLAIMS RELATED TO PROPRIETARY RIGHTS OR PAYMENT OBLIGATIONS, NEITHER PARTY MAY ASSERT ANY CLAIM AGAINST THE OTHER RELATED TO THIS AGREEMENT MORE THAN 2 YEARS AFTER SUCH CLAIM ACCRUED.  STONERIVER’S AGGREGATE LIABILITY TO CLIENT OR ANY THIRD PARTY FOR ANY AND ALL CLAIMS OR OBLIGATIONS RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL FEES PAID BY CLIENT TO STONERIVER FOR THE STONERIVER SERVICE RESULTING IN SUCH LIABILITY IN THE 2 MONTH PERIOD PRECEDING THE DATE THE CLAIM ACCRUED.

    11.  Term and Termination.   (a) Term. The initial term of the Master Agreement shall begin on the Effective Date and continues until the earlier of (i) the termination of the last of the Exhibits or (ii) termination of the Agreement according to the following provisions:

(b) Material Breach; Failure to Pay.

    (i)  Either    party    may    terminate     this Agreement in the event of a material breach by the other party not cured within 90 days following written notice stating, with particularity and in reasonable detail, the nature of the claimed breach.

(ii) In the event any invoice remains unpaid by Client 30 days after due, StoneRiver may terminate this Agreement and/or Client’s access to and use of StoneRiver Services.

(c) Remedies. Remedies contained in this Section 11 are cumulative and are in addition to the other rights and remedies available to StoneRiver under this Agreement, by law or otherwise.

(d) Defaults. If Client:

(i) fails to cure its material breach, or fails to pay amounts due, each as set forth in Section 11 (b);

  (ii)  commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or becomes insolvent or if any substantial part of Client’s property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency;

then, in any such event, StoneRiver may, upon written notice, terminate this Agreement and be entitled to recover from Client as liquidated damages an amount equal to the present value of all payments remaining to be made hereunder for the remaining unused term of this Agreement.  For purposes of the preceding sentence, present value shall be computed using the “prime” rate (as published in The Wall Street Journal) in effect at the date of termination and “all payments remaining to be made” shall be calculated by multiplying the average monthly invoices for the 6 months immediately preceding the date of termination by the remaining months of the term.  Client agrees to reimburse StoneRiver for any expenses StoneRiver may incur, including reasonable attorneys’ fees, in taking any of the foregoing actions.

    (e)  Liquidated  Damages.            If    Client terminates this Agreement or reduces or terminates StoneRiver Services for any reason other than pursuant to Section 9(b)(i), Client shall pay a termination fee based on the remaining unused term of this Agreement.  Such fee shall be determined by multiplying the average of the monthly invoices for each StoneRiver Service received by Client during the 6-month period preceding the effective date of termination (or if no monthly invoice has been received, the sum of the estimated monthly billing for each StoneRiver Service to be received hereunder) by 80% times the remaining months of the term, plus any unamortized conversion fees or third party costs existing on StoneRiver’s books on the date of termination.  Client understands and agrees that StoneRiver losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of clients using the StoneRiver System on the date the Agreement terminates.  Accordingly, the amounts set forth in Sections 11(d) and (e) represent Client’s agreement to pay and StoneRiver’s agreement to accept as liquidated damages (and not as a penalty) such amount for any such termination.

    (g)  Return of Client Files. Upon expiration or termination of the Agreement or any Exhibit, StoneRiver shall furnish to Client such copies of Client Files as Client may request in a StoneRiver standard format, and shall provide such information and assistance as is reasonable and customary to enable Client to deconvert from the StoneRiver System; provided, however, that Client agrees and authorizes StoneRiver to retain Client Files until: (i) StoneRiver is paid in full for all amounts due and all StoneRiver Services provided through the date such Client Files are returned to Client; (ii) StoneRiver is paid its then standard rates for the services necessary to return such Client Files; (iii) if the Agreement or applicable Exhibit is being terminated, StoneRiver is paid any applicable termination fee pursuant to Section 9(d) or (e) of the Agreement; and (iv) Client has returned or destroyed all StoneRiver Information in accordance with Section 3(b) of the Agreement.  Unless directed by Client in writing to the contrary, StoneRiver shall be permitted to destroy Client Files any time after 30 days from the final use of Client Files for processing.

(h) Deconversion Charges. If Client wants StoneRiver’s assistance in deconverting data, the parties will enter into a Work Order.

(i) Miscellaneous. Client is responsible for the deinstallation and return shipping of any StoneRiver-owned equipment located on Client’s premises.

    12.  Dispute Resolution.   (a) Informal.   Before initiating arbitration or other legal action against the other relating to a dispute herein, the parties agree to work in good faith to resolve disputes and claims arising out of this Agreement.  To this end, either party may request that each party designate an officer or other management employee with authority to bind such party to meet to resolve the dispute or claim.  If the dispute is not resolved within 30 days of the commencement of informal efforts under this paragraph, either party may pursue formal dispute resolution.  This paragraph will not apply if: (i) expiration of the applicable time for bringing an action is imminent; or (ii) injunctive or other equitable relief is necessary to protect a party’s proprietary rights.

    (b)  Arbitration.   Except with respect to disputes arising from a misappropriation or misuse of either party’s proprietary rights, any dispute or controversy arising out of this Agreement or its interpretation that is not resolved under Section 10(a), may be submitted to and resolved by arbitration under the then prevailing rules of Judicial Arbitration and Mediation Services, Inc. (JAMS). A party seeking arbitration shall submit written notice of its request for arbitration to the other party, setting forth the specifics of the claim being made. If the parties agree to arbitrate such dispute, a formal demand for arbitration shall be submitted to JAMS by such requesting party.  The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within 10 days after the parties agree to arbitrate, then the arbitration shall be heard by 3 arbitrators, 1 chosen by each party, and the third chosen by those 2 arbitrators.  The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology and at least 1 of the arbitrators selected will be an attorney.  Discovery shall not be permitted.  A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than 60 days from the date demand for arbitration is submitted to JAMS.  The arbitrator(s) must render a decision within 10 days after the conclusion of such hearing.  Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

    (c)  Applicable Law.    The  arbitration  shall  be governed by the United States Arbitration Act, 9 U.S.C. §§1–16 and the Federal Rules of Evidence.  The arbitrators shall apply the substantive law of the State of New York, without reference to provisions relating to conflict of laws.  The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to grant any extension, renewal, or continuance of this Agreement.  The arbitrators shall have the authority to grant any legal remedy available had the parties submitted the dispute to a judicial proceeding.

    (d)  Location.  If arbitration is used to resolve any disputes between the parties, the proceedings to resolve any such dispute shall be held in the headquarters city of the party receiving the request for arbitration from the other party.

    13.  Audit.  (a) General.  StoneRiver employs an internal auditor responsible for ensuring the integrity of its processing environments and internal controls.  In addition, StoneRiver provides for periodic independent audits of its operations, which shall include an annual SAS-70 Type II audit to the extent required by law or regulation.  StoneRiver shall provide Client with a copy of such independent audit report of the StoneRiver service center providing Services within a reasonable time after its completion.  If material deficiencies affecting the Services are noted in such audit report, StoneRiver will develop and implement an action plan to address and resolve any such deficiencies within a commercially reasonable time at StoneRiver’s expense.

    (b)  Regulatory.  As specifically permitted by law and regulation, StoneRiver acknowledges and agrees that regulators shall be permitted to audit StoneRiver’s performance under this Agreement at any time during StoneRiver’s normal business hours.

    (c)  Billing Records.    Upon Client’s  reasonable request in writing, StoneRiver shall provide Client with documentation supporting the amounts invoiced by StoneRiver hereunder for the 12-month period preceding such Client request. If such documentation reveals the amounts paid to StoneRiver exceed the amounts to which StoneRiver is entitled and such amounts are independently verified, StoneRiver shall promptly remit the amount of such overpayment.

    14.  Insurance.   (a) General. During the term of this Agreement, StoneRiver shall carry and maintain the insurance policies set forth below with insurance companies rated “A-” or higher by A. M. Best Company or, if no longer available, a similar rating company.

    (i)  Commercial General Liability, including contractual liability insurance, covering claims arising out of bodily injury and property damage in an amount of $1 million per occurrence and $2 million general aggregate.

(ii) Commercial Crime covering employee dishonesty in an amount of $5 million.

(iii) All-risk property coverage including Extra Expense and Business Income coverage.

(iv) Workers Compensation as mandated or allowed by the laws of the state in which Services are being performed, including $1 million coverage for Employer’s Liability.

(v) Commercial Umbrella Liability which shall be excess above the liability coverage required in subsections (a)(i) and (iv) above, with per occurrence and aggregate limits of $5 million.

    (b)  Certificates.   StoneRiver  agrees  to  provide Client with a certificate of insurance as evidence of such coverage upon Client’s written request.  Such certificate of insurance shall provide that the insurance required above shall not be cancelled or materially amended without 30 days prior written notice to Client.

    15.  General.     (a )   Binding    Agreement; Assignment.  This Agreement is binding upon the parties and their respective successors and permitted assigns.  Neither this Agreement nor any interest may be sold, assigned, transferred, pledged, or otherwise disposed of by Client, whether pursuant to change of control, by operation of law or otherwise, without StoneRiver’s prior written consent.  Client agrees that StoneRiver may subcontract any services to be performed hereunder; provided that any such subcontractors shall be required to comply with all applicable terms and conditions of this Agreement, and StoneRiver shall remain primarily liable for the performance of any such subcontractors.

    (b)  Entire   Agreement;    Amendments.     This Agreement, including its Exhibits and Appendices (if any), which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto.  Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein.  Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties.  In the event the provisions of any Exhibit conflict with the provisions of this Agreement, this Agreement shall control unless the applicable Exhibit expressly provides that its provisions control.

(c) Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

    (d)  Governing  Law;   Jury  Trial  Waiver.   This Agreement will be governed by the substantive laws of the State of New York, without reference to provisions relating to conflict of laws.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.  Both parties agree to waive any right to have a jury participate in the resolution of any dispute or claim between the parties or any of their respective affiliates arising under this Agreement.

    (e)  Force Majeure.    Neither  party  shall  be responsible for delays or failures in performance resulting from acts of God, acts of civil or military authority, fire, flood, strikes, war, epidemics, pandemics, shortage of power, or other acts or causes reasonably beyond the control of that party. The party experiencing the force majeure event agrees to give the other party notice promptly following the occurrence of a force majeure event, and to use diligent efforts to re-commence performance as promptly as commercially practicable.

    (f)  Notices.     Any  written  notice  required  or permitted to be given hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or (iii) nationally recognized overnight courier service to the other party at the addresses listed on the cover page or to such other address or person as a party may designate in writing.  All such notices shall be effective upon receipt.

(g) No Waiver. The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

    (h)  Prevailing Party.  The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys’ fees of bringing such arbitration, suit, or action.

    (i)  Survival.   All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

    (j)  Recruitment of Employees.     Neither  Client nor StoneRiver, shall, without the other’s prior written consent, directly or indirectly, solicit for employment or hire any Restricted Employee (as defined herein) while such person is employed by the other party and for the 12-month period starting on the earlier of: (i) termination of such Restricted Employee’s employment with the other party, or (ii) termination or expiration of this Agreement.  “Restricted Employee” means any former or current employee or contractor of the other party or its affiliates that the soliciting party became aware of or came into contact with during the provision of services under this Agreement.

    (k)  Publicity.    Client and StoneRiver shall have the right to make general references about each other and the type of services being provided hereunder to third parties, such as auditors, regulators, financial analysts, and prospective customers and clients, provided that in so doing Client or StoneRiver does not breach Section 3 of this Agreement.  The parties may mutually agree on a press release relating to the execution of this Agreement.  In conjunction with this, the party initiating such release shall give the other party a reasonable opportunity to review and comment on the content thereof prior to its release.

    (l)  Independent  Contractors.        Client  and StoneRiver expressly agree they are acting as independent contractors and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose.  This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other except as expressly authorized herein.

(m) No Third Party Beneficiaries. No third party shall be deemed to be an intended or unintended third party beneficiary of this Agreement.

(n) No Exclusivity. The parties acknowledge and agree that the services provided by StoneRiver under this Agreement are provided on a non-exclusive basis.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

	For Client		For StoneRiver

	UTG INC.		STONERIVER, INC.

By:	/s/ Theodore C. Miller	By:	/s/ Costa John

Name:	Theodore C. Miller	Name:	Costa John

Title:	Sr. Vice President	Title:	CFO

EXHIBIT A
INSURANCE PROCESSING SERVICES

This Exhibit A is part of the Master Agreement between Client and StoneRiver effective May 28, 2011.  In the event of a conflict in the terms of this Exhibit A, the Master Agreement and the other Exhibits, the terms of this Exhibit will apply.  Client agrees with StoneRiver as follows:

1. Services. StoneRiver will provide Client the Insurance Processing Services (“Insurance Processing Services”) specified in Exhibit A-1 for ID3.

2. Fees. Client shall pay StoneRiver fees and other charges for Insurance Processing Services specified in Exhibit A-2.

    3.  Term.    Subject to the termination  provisions of the Master Agreement, the initial term of this Exhibit shall end 3 years following the date Insurance Hosting Services are first used by Client in live production. Unless written notice of non-renewal is provided by either party at least 180 days prior to expiration of the initial term or any renewal term, this Exhibit shall automatically renew for additional term(s) of 1 year at StoneRiver’s then current rates.  This Exhibit shall be effective on the earlier of the Effective Date or the day services are first provided to Client by StoneRiver.

    4.  Responsibility for Accounts.
Notwithstanding anything in the Agreement to the contrary, Client shall be responsible for balancing its accounts each business day and notifying StoneRiver by the end of the next business day of any errors or discrepancies. This balancing is to examine the accuracy and completeness of daily processing.  Provided that Client notifies StoneRiver of any discrepancy in Client’s accounts within such business day, StoneRiver shall, at its expense, promptly recompute accounts affected by discrepancies solely caused by the StoneRiver Systems or provide for another mutually agreeable resolution.  StoneRiver will use its commercially reasonable efforts to correct errors attributable to Client or Client’s other third party services.  Reconstruction of error conditions attributable to Client or to third parties acting on Client’s behalf will be done at rates as set forth in Exhibit A-2.

4. Hours of Operation. Insurance Processing Services will be available for use by Client as specified in Exhibit A-3.

    5.  Performance Standards.     The StoneRiver performance standards for Insurance Processing Services are set forth in Exhibit A-4.  In no event shall StoneRiver be liable to Client solely from failure of StoneRiver to meet Performance Standards; provided, however, nothing in this section 6 shall limit damages otherwise allowed to Client under this Agreement.

6. Protection of Data.

(a) StoneRiver has an operations backup center, the cost of which is listed in Exhibit A-2. Copies of transaction files are maintained by StoneRiver off premises in secured vaults.

(b) StoneRiver provides systems security utilizing commercially reasonable standards to protect Client Files from unauthorized access.

     (c)  Upon  Client  providing  access to Client Files through Client’s customers’ personal computers or voice response system, Client agrees to indemnify and hold harmless, StoneRiver, its officers, directors, employees, and affiliates against any claims or actions arising out of such access to Client Files or any StoneRiver files (including the files of other StoneRiver clients) or the StoneRiver System or other StoneRiver systems; provided that StoneRiver communicates the procedures for such access to Client.

7. Processing Priority. StoneRiver does not subscribe to any processing priority; all users receive equal processing consideration.

EXHIBIT A-1
SPECIFIC INSURANCE PROCESSING SERVICES

StoneRiver Responsibilities

StoneRiver will provide Client with the following Insurance Processing Services for ID3:

A.	Production Services.

1.
The monthly fee includes:
LPAR 1600 CPW (Commercial Processing Workload)
1129 DASD GB
Operations personnel
File back-ups
Business continuity/Disaster recovery services as described below
Off-site storage
Technical support days (see below)
Monitoring of production environments
Monitoring of communication lines
Adding, changing or deleting users and security profiles

As Client considers adding blocks of business, StoneRiver will assist the Client in determining if additional DASD and/or CPW is required and will provide additional blocks at the pass through cost, at the time of purchase. Based upon the current mix of products and policy counts, the CPW allocation is sufficient to process twice the current volume. Provided Customer gives StoneRiver ninety (90) days advance written notice, Client may request and StoneRiver shall provide additional blocks of Commercial Processing Workload (“CPW”) and/or DASD per the following fee schedule:

Additional Blocks	Additional Fees
100 CPW over base of 1600 CPW	Quoted upon request
100 DASD GB over base of 1129 GB	Quoted upon request

B.	Business Continuity / Disaster Recovery.

1.  General.  StoneRiver maintains a business continuity plan (“Business Continuity Plan”) for the StoneRiver Insurance Processing Center that describes measures it will implement to recover from a Disaster.  A “Disaster” shall mean any unplanned impairment or interruption of those systems, resources or processes that enable standard performance of the StoneRiver Insurance Processing Center.  The Business Continuity Plan shall include a plan for the recovery of critical technology systems (a “Disaster Recovery Plan”), as well as procedures for restoring business operations at the primary location or at a designated recovery site, if necessary.  StoneRiver shall work with Client to establish a plan for alternative communications in the event of a Disaster.

2.  Disaster Occurrence. StoneRiver shall notify Client as soon as possible after the occurrence of a Disaster and shall comply with the Business Continuity Plan.  StoneRiver shall move the processing of Client’s standard services to the recovery site as expeditiously as possible if operations cannot be satisfactorily restored (in StoneRiver’s sole discretion) at the primary location.  If a recovery site is used, StoneRiver shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers.  Client shall maintain adequate records of all transactions under the reasonable control of Client during the period of service interruption and shall have personnel available to assist StoneRiver in implementing the switchover to the recovery site.  During a Disaster, optional or on-request services shall be provided by StoneRiver only to the extent adequate capacity exists at the recovery site and only after stabilizing the provision of base services.

3.  Disaster Recovery Test.     StoneRiver shall test the  Disaster Recovery Plan  periodically.    Client agrees to participate in and assist StoneRiver with such test, if requested by StoneRiver.  Upon Client’s request, test results will be made available to Client’s management, regulators, auditors, and insurance underwriters.

4.  No Warranty.  Client understands and agrees that the Business Continuity Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting StoneRiver’s service center(s).  No performance standards shall be applicable for the duration of a Disaster.  Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client’s facilities and for securing business interruption insurance or other insurance necessary for Client’s protection.  StoneRiver agrees to release information necessary to allow Client’s development of a disaster recovery plan that operates in concert with the Business Continuity Plan.

Client Responsibilities

Client will be responsible for the following activities:

A.	Client shall retain all responsibilities related to its data processing requirements not expressly assumed by StoneRiver.

B.
Client shall designate a Client Representative to give StoneRiver notice of additions to and deletions from the list of Client personnel authorized to access the StoneRiver System and any Client-owned systems located on StoneRiver premises.  The Client Representative shall receive and respond to StoneRiver’s communications concerning all operational and data security matters relating to this Exhibit.  Client shall notify StoneRiver in writing of any change in the identity of such person.

C.	Client shall be responsible for remote terminal entry, verification through testing, and maintenance of rates for each writing state unless specifically stated otherwise in this Agreement.

D.
Client shall provide assistance in the definition of and set priorities for Client-specific modifications to the Insurance Processing Services software in writing to StoneRiver’s designated representative.

E.	If Client-owned systems or Third Party Software are to be utilized as part of the Insurance Processing Services, Client shall be responsible for:

Evaluation, selection, licensing, and procurement of maintenance for third party application software (to be operated by StoneRiver on Client’s behalf) as mutually agreed by StoneRiver and Client.

Obtain any necessary consents to utilize third party software licensed to Client as of the Effective Date, which consents shall be provided to StoneRiver (the obtaining of such consents shall be a condition precedent to performance by StoneRiver of its obligations).

Advising StoneRiver of any connections, upgrades, or enhancements that become available from third party vendors so that they may be installed on a mutually agreeable schedule and in accordance with the third party vendor’s recommended time schedule.

Providing StoneRiver with a complete copy of all license and maintenance agreements related to third party software.

F.	Client shall maintain an upgrade schedule that keeps them on a supported version of ID3. If not, Client will pay StoneRiver for support of non-supported versions of ID3 on a Time & Materials basis.

G.
Client will notify StoneRiver timely of any third party interface requirement changes in a mutually agreeable format.  StoneRiver will review the change and provide Client a cost estimate for the work required to implement the change pursuant to Exhibit B (Professional Services) to the Agreement.

H.
Client shall be responsible for establishing and maintaining affiliation with any bureau reporting service.  Client shall be responsible for providing StoneRiver with any and all rating and statistical changes Client deems applicable before StoneRiver provides analysis hereunder.

I.	Client will designate personnel for the following purposes on a 24 hour basis:
Disaster Recovery – 24 hours per day, 7 days per week Communication Problems – 24 hours per day Interface Problems – 24 hours per day

J.	Client will notify StoneRiver of any post-conversion issues as they become known.

K.
Client will provide StoneRiver appropriate facilities/resources for installation, testing, training, etc. for any StoneRiver System upgrades.  Client will provide appropriate documentation and support to complete its processing obligations as stated in the Customer Service matrix, which shall be mutually agreed by the parties.

L.	Client will designate any additional sites requested for distribution in a timely manner and identify a liaison at these locations.

EXHIBIT A-2
INSURANCE PROCESSING SERVICES FEES

StoneRiver will provide Client the following Insurance Processing Services for ID3 at the fees and prices indicated below:

Production Services

A.	Monthly Processing Fees:

Starting on first day of production and for 36 months (3 years) thereafter, Client shall pay StoneRiver the monthly fee listed below for the Services provided pursuant to Exhibit A-1:

Monthly Processing Fee:	Year 1
$28,250

Monthly Processing Fees
The Monthly Processing Fees will be subject to a maximum increase commencing on the first anniversary date and every subsequent anniversary date thereafter. The maximum annual increase in the Basic Maintenance Fee is the change in the Consumer Price Index (Bureau of Labor Statistics CPI-U, All Urban Consumers) for the prior year. The CPI increases would be capped (starting in the second year) at 2%, 3%, 3% and 4% respectively.  Client will be notified of any annual increase at least 30 days prior to expiration of the then-current term.

Pass-through fees payable by Client include the following:
1.	Telecommunications not listed in Exhibit A;
2.	License fees and other third party costs; and
3.	Materials purchased by StoneRiver.

B.	Other Fees:

Client and StoneRiver shall be entering into Work Orders for implementation services and modifications of ID3 pursuant to Exhibit B (Professional Services).

EXHIBIT A-3
HOURS OF OPERATION

The StoneRiver Insurance Processing Center will be in operation for on-line Insurance Processing Services in accordance with the following:

Monday	- Saturday	6:00 A.M. - 7:00 P.M. CST

The StoneRiver Insurance Processing Center will observe national holidays, and will be closed for on-line operations.

       Upon execution of the Agreement, StoneRiver shall provide to Client a list of the holidays to be observed by StoneRiver during the current calendar year.  No later than November 15 of each calendar year, each party shall provide to the other a list of the holidays to be observed during the next calendar year.

       StoneRiver shall provide reasonable telephone hot-line support for Insurance Processing Center operations support between 6:00 a.m. and 6:00 p.m. Monday through Friday, and between 8:00 a.m. and 5:00 p.m. on Saturdays.

       StoneRiver shall also provide: (a) telephone hot-line support for the Insurance Processing Services between 7:00 a.m. and 5:00 p.m. Eastern Time Monday through Friday; and (b) application programming assistance on an on-call basis for problems arising after business hours with respect to production batch processing for the StoneRiver System.

EXHIBIT A-4
PERFORMANCE STANDARDS

A.
Service Categories To Be Measured
The following categories of services will be measured on the bases indicated for purposes of monitoring Stone River’s performance under the Agreement (“Performance Standards”). All time references in these Performance Standards refer to Central Time.

a.
On-Line Availability - The StoneRiver System shall be available for Client’s use (exclusive of telecommunications and terminals) an average of 98% of the time that it is scheduled to be so available during the hours of operation in Exhibit A-3 over a 3 month calendar quarter (“Measurement Period”).  Actual availability will be calculated monthly by comparing the number of hours in the Measurement Period that the StoneRiver System was scheduled to be operational on an on-line basis (exclusive of preventive maintenance and scheduled maintenance) with the number of hours, or a portion thereof, it was actually operational on an on-line basis (“On-Line Availability”).  Preventive maintenance will not be scheduled during normal online processing hours.  Downtime caused by reasons beyond StoneRiver’s control will not be considered in On-Line Availability.  Since StoneRiver cannot control the on-line availability times for completion of month end or daily cycles that include Client specific programs, On-Line Availability will be measured based on base ID3 jobs only.

b.
Response Time - StoneRiver’s standard of performance for internal response time shall be that the daily response time for 98% of transactions shall be 3.5 seconds for a terminal transaction on average as determined from measurements taken over a Measurement Period.  The measurement shall begin when the last data element has been transmitted from the central processor and shall end when the first data element has been received at the controller.  StoneRiver will log and retain a record of response time maintaining appropriate analytical reports.  StoneRiver will work with Client and third party vendors to ensure commercially reasonable response time

B.	Required Service Levels for Each Service Category

For each of the categories of service listed, Stoneriver shall meet or exceed the service level standards set forth in Section C. Any failure of Stoneriver to meet the required service level standards set forth herein shall be classified as a Level 1 Failure, a Level 2 Failure, a Level 3 Failure or a Level 4 Failure as set forth in Section C. The assessment of performance credits will depend on the level of the failure as set forth in Section D. The applicable service level standards and Failure Levels for each category are as follows:

C.	Measurement and Reporting of Services Levels

	a.	On-line Availability

StoneRiver shall maintain an On-Line Availability percentage of 98% during the stated hours of scheduled uptime.

A “Level 1 Failure” shall occur when, during any Measurement Period, the On-Line Availability is below 98% but at or above 94%.

A “Level 2 Failure” shall occur when, during any Measurement Period, the On-Line Availability is below 94% but at or above 90%.

A “Level 3 Failure” shall occur when, during any Measurement Period, the On-Line Availability is below 90% but at or above 85%.

A “Level 4 Failure” shall occur when, during any Measurement Period, the On-Line Availability is below 85%.

	b.	Response Time

During any given Measurement Period, the internal response time for 98% of the transactions shall be equal to or less than 3.5 seconds for a terminal transaction.

A “Level 1 Failure” shall occur when, during any Measurement Period, the internal response time for 98% of the transactions is above 3.5 seconds but below 4 seconds.

A “Level 2 Failure” shall occur when, during any Measurement Period, the internal response time for 98% of the transactions is above 4 seconds but below 4.5 seconds.

A “Level 3 Failure” shall occur when, during any Measurement Period, the internal response time for 98% of the transactions is above 4.5 seconds but below 5 seconds.

A “Level 4 Failure” shall occur when, during any Measurement Period, the internal response time for 98% of the transactions is above 5 seconds.

D.	Failure to Meet Service Levels

If in any Measurement Period, a failure occurs, then StoneRiver will issue one credit to Client in the amount set forth below for the highest level failure in the Measurement Period.

a. Level 1 Failures In the event of a Level 1 Failure for On-Line Availability or internal Response Time during the Measurement Period, StoneRiver shall issue a credit of $1,150.00.

b. Level 2 Failures In the event of a Level 2 Failure for On-Line Availability or internal Response Time during the Measurement Period, StoneRiver shall issue a credit of $2,300.00.

c. Level 3 Failures In the event of a Level 3 Failure for On-Line Availability or internal Response Time during the Measurement Period, StoneRiver shall issue a credit of $4,600.00.

d. Level 4 Failures In the event of a Level 4 Failure for On-Line Availability or internal Response Time during the Measurement Period, StoneRiver shall issue a credit of $6,900.00.

E.
Client Inquiries - All Client inquiries will be acknowledged by StoneRiver within one working day of request.  A plan for resolution of the inquiry will be completed by StoneRiver within 24 hours of the response time unless a mutually agreeable time is accepted by StoneRiver and Client.

EXHIBIT B
PROFESSIONAL SERVICES

          This Exhibit B is part of the Master Agreement between Client and StoneRiver effective May 28, 2011.  In the event of a conflict in the terms of this Exhibit B, the Master Agreement and the other Exhibits, the terms of this Exhibit will apply.   Client agrees with StoneRiver as follows:

1.  Professional Services.  StoneRiver will provide Client with professional services related to Services (“Professional Services”) for particular projects as described in Work Orders.  “Work Order” means a written agreement signed by Client and StoneRiver pursuant to which StoneRiver shall provide Professional Services to Client and includes any document identified as a “Statement of Work” or “SOW”.  Each such Work Order is made a part of this Agreement.

2   Term.  Subject to the termination provisions in the Master Agreement, the term of this Exhibit shall be effective on the earlier of the Effective Date or the day services are first provided to Client by StoneRiver.  The term will continue until the later of (i) the termination of the last of the other Exhibits to the Agreement or (ii) the completion of the final Work Order.

3. Work Orders. (a) Scope Definition. All Professional Services rendered for a Work Order shall be based on a mutually agreed scope definition as provided below:

   (i)  StoneRiver shall develop a Work Order and associated scope definition based on the Business Requirements List for Client’s written approval.  StoneRiver shall not be obligated to perform any Professional Services until the Work Order is approved in writing by Client, which approval shall not be unreasonably withheld or unduly delayed.

   (ii)  Each Work Order shall contain a listing of the nature and timing of tasks, some of which are to be performed by StoneRiver and some by Client.  Changes to the Project Plan shall be only by mutual written agreement of the parties.  Modifications or additions to the agreed upon Work Order shall be added only upon mutual written agreement.  In the event the parties agree to any such changes, the applicable Work Order shall automatically be modified to the extent necessary to allow for such changes.

(b Dates. Any dates for performance are dependent upon the timely performance by each party of the tasks assigned under the project plans for such Work Orders.

      (c)  Business Requirements List.  Client shall provide StoneRiver with all necessary information concerning its requirements for Professional Services in a “Business Requirements List”.  StoneRiver shall review and suggest revisions to such Business Requirements List on a timely basis.  The parties shall mutually agree in writing on the final Business Requirements List for any such project.

     (d)  Work Order Termination.  At Client’s sole option, Client may terminate any Work Order upon 1 month’s prior written notice to StoneRiver, provided that Client agrees to pay StoneRiver for any outstanding Professional Services Fees for Professional Services rendered prior to the effective date of termination.

4. Development Services. If Client requests StoneRiver to perform Professional Services for code development (“Development Services”), the additional terms of this Section 4 shall apply.
(a) Functional Specifications. Development Services shall be based upon specifications created by StoneRiver and approved by Client as provided below:

   (i)  StoneRiver shall develop Functional Specifications based on the Business Requirements List for Client’s written approval. StoneRiver shall not be obligated to perform any further development work until Functional Specifications are approved in writing by Client, which approval shall not be unreasonably withheld or unduly delayed.

   (ii)  Modifications, changes, enhancements, conversions, upgrades, or additions to the agreed upon work beyond those stated in Functional Specifications shall be added only upon mutual written agreement.  In the event the parties agree to add any such items, the Functional Specifications and applicable Project Plan shall automatically be modified to the extent necessary to allow for the implementation or provision of the items.

    (b)  Project Plan.  StoneRiver shall develop a Project Plan for each Development Project based on Functional Specifications.  Each such Project Plan shall contain a listing of the nature and timing of tasks for the project (including the development of an acceptance test), some of which are to be performed by StoneRiver and some by Client.  StoneRiver shall utilize its commercially reasonable efforts to meet the dates set forth in the Project Plan or any replacement thereof.  Modifications and changes to the Project Plan shall be only by mutual written agreement of the parties.

(c) Acceptance Test. Client shall prepare an “Acceptance Test” for the testing of each Development Project. StoneRiver shall timely review the proposed Acceptance Test.

    (d)  Acceptance Testing.  Each Development Project shall be deemed successfully completed by StoneRiver upon the completion of the Acceptance Test by Client or by live operation and use of the Development Project in Client’s business for a period of 10 days, whichever occurs first.  Client agrees promptly to notify StoneRiver in writing (and with reasonable particularity) upon conclusion of testing or earlier upon discovery of any specification non-conformities disclosed by such testing.

5.  Fees.  (a) Client shall pay StoneRiver fees and other charges for each Work Order as specified in each Work Order (“Professional Services Fees”).  The rates quoted therein will be valid for 3 months from the effective date of a Work Order.  Thereafter, they will be subject to change by StoneRiver on 1 month’s notice to Client.

    (b)  Client agrees to pay the reasonable travel and living expenses of any StoneRiver employees and StoneRiver authorized contractors who render services at any Client site in connection with each Work Order.  All expenses shall be itemized on invoices submitted by StoneRiver.

(c) Should StoneRiver provide installation, conversion, or training to Client in connection with Professional Services, the fees therefor shall be as specified on each Work Order.

(d) StoneRiver reserves the right to increase the applicable maintenance fees for the StoneRiver Service to which the Development Services relates.

    (e)  StoneRiver reserves the right to charge Client at StoneRiver’s then current professional services rates for any necessary retrofitting of Development Services when releases of the StoneRiver System(s) to which Development Projects relate are made generally available.

    (f)  Client agrees to pay for all freight charges associated with shipping of hardware and software from StoneRiver or StoneRiver’s suppliers to Client’s designated storage facility.  If Client is unable to provide a secure storage facility, Client agrees to pay StoneRiver’s then current weekly storage fee.

6.  Use of and Rights to Deliverables.  All information, reports, studies, object or source code, flow charts, diagrams, and other tangible or intangible material of any nature whatsoever produced by or as a result of any of Professional Services shall be the sole and exclusive property of StoneRiver or its corporate parent.  Client shall be entitled to use the results of the Professional Services in accordance with the terms and conditions of the Agreement.

7.  Rescheduling.  If Client is unable to provide access to required facilities or personnel or is unable to meet its tasks assigned on a Project Plan in a timely manner, StoneRiver will endeavor to reschedule tasks to minimize non-productive time.  All such non-productive time is chargeable to Client.  If such non-productive time is expected to be significant, StoneRiver will endeavor to reassign its personnel to other suitable work.  In this event, Client will not be charged for the time personnel were reassigned.

EXHIBIT B-1
TIME AND MATERIALS RATES

The following rates shall apply to any and all services performed by StoneRiver that are to be provided on a Time and Materials Basis and are subject to change upon 90 days written notice.  The Per Hour Current column applies where Client is not receiving Basic Maintenance Services and the Per Hour Maintenance column applies where Client is receiving Basic Maintenance Services.
Time and Materials Rates for Professional Personnel:	Per Hour	Per Hour
	CURRENT	MAINTENANCE
Senior Executive, Consulting Actuary , Specialist	$300	$250
Project Executive, Director, Lead Actuarial Analyst, Senior System Designer, Application Analyst	$270	$225
Lead Project Manager, Lead System Engineer, Senior Actuarial Analyst, Manager, Systems Designer, Principal Business Analyst, Principal Technical Analyst	$240	$200
Lead Business Analyst, Lead Technical Analyst, Senior Project Manager / Leader, Senior Systems Engineer, Adv. Underwriting Specialist, Education Coordinator	$220	$185
Project Manager / Leader, Senior Business Analyst, Senior Systems Engineer, Senior Technical Analyst	$205	$170
Business Analyst, Senior Quality Assurance Analyst, Technical Analyst	$165	$136
Quality Assurance Analyst, Senior Programmer Analyst, Systems Engineer, Technical Writer, Forms Designer, Associate Business Analyst	$155	$130
Programmer Analyst, Software Release Analyst, Graphic Artist	$135	$115
Computer Operator, Other Support Personnel	$120	$100

EXHIBIT C
LICENSE AND SERVICE FOR PRODUCTS

This Exhibit C is part of the Master Agreement between Client and StoneRiver effective May 28, 2011.. In the event of a conflict in the terms of this Exhibit C, the Master Agreement and the other Exhibits, the terms of this Exhibit will apply.  Client agrees with StoneRiver as follows:

1. Definitions
The following definitions are used in this Exhibit:

1.1  “Base Software” shall mean the standard, unmodified base computer programs supplied by StoneRiver in object code format, together with one set of Software Documentation as specified in each Exhibit C-1n.

1.2  “Basic Maintenance Services” shall mean maintenance services described in Section 4 below.  Basic Maintenance Services are available only with respect to the current release and the releases made in the prior 12-month period.

1.4  “Computer System” shall mean the manufacturer-supplied equipment and software owned, leased or licensed by Client and installed at the Location and upon which the Software will operate, as more specifically set forth in each Exhibit C-1n

1.4 “Documentation” shall mean the Software documentation specified on each Exhibit C-1n.

1.5  “Enhancements” are modifications made to the Software that add program features or functions not originally within the Software.  Enhancements are developed by StoneRiver either on its own initiative or in response to a client’s business requirements on a fee-for-services basis.  Enhancements are either added to Base Software through the release process or licensed to StoneRiver clients who are licensees of the Software, upon payment of additional license and/or maintenance fees; provided, however, that StoneRiver shall not charge Client additional license fees for Enhancements that are funded solely by Client.  If Client elects not to license any Enhancement(s) provided on a separately licensed basis, such election shall not prevent or adversely affect Use of the Software System.

1.6  “Exhibit C-1n” shall mean each Exhibit C-1 entered into by the parties and when so entered into shall be deemed a part of this Exhibit.  Each Exhibit C-1 shall follow sequential alphabetical order as each is entered into by the parties.  Exhibit C-1A is attached hereto and accepted with the signing of this Exhibit.

1.7 “Location” shall mean only the premises identified on each Exhibit C-1n.
1.8 “Maintenance Fee” shall mean the annual fee for Basic Maintenance Services specified in Exhibit C-1A and any subsequent Exhibit C-1n.

1.9  “Modifications” are changes made by StoneRiver to the Software.  Modifications may be either Enhancements or Upgrades as determined in the sole and reasonable judgment of StoneRiver.   StoneRiver reserves the right to develop other software and systems outside of the functional scope of the Software that can operate separately and interface with the Software and which are separately licensed by StoneRiver to its clients.  Such other software and systems are not and will not be deemed to be “Modifications” as that term is defined herein.

1.10 “Non-conformity” shall mean a failure of Software to perform in substantial accordance with the functions described in the Documentation.
1.11 “Operational Support” shall mean optional StoneRiver services available, at Client request, to support Client's Software operation.

1.12  “Software” shall mean the Base Software and all Upgrades and Enhancements added to the Base Software through StoneRiver software releases distributed to its general client base as part of Basic Maintenance Services, together with one set of Software Documentation as specified in each Exhibit C-1n.  Software does not include separate, independent, and stand-alone modules or subsystems that Client has developed and maintained without StoneRiver's assistance.

1.13 “Software System” shall mean the Software and Third Party Software.

1.14  “Taxes” shall mean all sales, use, excise, value added, and other taxes and duties however designated levied by any taxing authority.  Taxes shall not include any levies by any taxing authority based on StoneRiver's net income.

1.15 “Third Party” shall mean any party other than StoneRiver, and its employees, agents, and subcontractors, and Client.

1.16  “Third-Party Software” shall mean software provided by StoneRiver that is owned or licensed by Third Parties as identified on each Exhibit C-1n.  Software obtained by Client directly from any source other than StoneRiver is not Third Party Software for the purposes of this Exhibit.

1.17 “Total License Fee” shall mean the initial license fee and any additional license fees or use fees, such as the TPA/BPO fee, as specified on each Exhibit C-1n for Software.
1.18 “Upgrades” shall mean changes made to maintain compatibility with new system software releases or to improve previously existing features and operations within Software.

1.19  “Use” shall mean copying or loading any portion of the Software from storage units or media into any equipment for the processing of data by the Software System, or the operation of any procedure or machine instruction utilizing any portion of either the computer program or instructional material supplied with the Software System.  Use is limited to type of operations described in the Documentation solely to process Client's own work, including without limitation Client’s own work as an administrator for Third-Parties (“TPA/BPO”).  Use specifically excludes any other service bureau or time-share services to Third Parties without StoneRiver's prior written consent and payment by Client of additional fees in accordance with mutually agreed terms.

2. License

2.1  StoneRiver, by itself or through its affiliate executing Exhibit C-1n, agrees to furnish the Software System to Client and does hereby grant to Client a personal, perpetual (except as stated in this paragraph), nontransferable license to Use the Software System at the Location on the Computer System, but subject to such limitations as may be specified in each Exhibit C-1n.  The license shall terminate only if (i) StoneRiver terminates this Exhibit C in accordance with Section 11 below or (ii) StoneRiver terminates the Agreement in accordance with Section 11 of the Master Agreement, provided, however, that any termination for non-payment of fees (other than the TPA/BPO fee) will not terminate the license.  Termination for non-payment of the TPA/BPO fee will terminate Client’s right to use the Software System for TPA/BPO services, but will not otherwise affect the license..

2.2  Client may change the Location in the event Client transfers its data processing department to a new location within the same country.  Client shall provide StoneRiver with 15 days advance notice of any proposed transfer of operations.  Assistance by StoneRiver related to the transfer shall be chargeable at StoneRiver's then current professional service rates.  Client shall reimburse StoneRiver for any out-of-pocket expenses.

2.3  StoneRiver prohibits the copying of any portions of the Software System except that Client may copy reasonable quantities of any Documentation; and may copy machine language code, in whole or in part, in reasonable quantities, in printed or electronic form, for use by Client in accordance with this Exhibit at the Location for archive, back-up, or emergency restart purposes, or to replace copy made on defective media.  The original, and any copies of the Software System, or any part thereof, shall remain StoneRiver's property or the property of StoneRiver's licensors.

2.4           Client shall maintain any such copies and the original at the Location and one Client archive site (“Archive Site”) in the same country.  Client may transport or transmit a copy of the Software System from the Location or the Archive Site to another location in the same country as the Location for back-up use in accordance with this Exhibit when required by Computer System malfunction or for disaster recovery and disaster recovery testing purposes, provided that the copy or original is destroyed or returned to the Location or Archive Site when the malfunction is corrected or the disaster recovery or testing is over.  Client shall reproduce and include all copyright and other proprietary notices on all copies, in whole or in part, in any form, of the Software System made as specified herein.

2.5 Client shall not decompile, disassemble, or otherwise reverse engineer the Software System.
2.6 Third Party Software is provided to Client under the following supplemental terms:

(i)  Use of Third Party Software shall be restricted to Use as part of the Software System.
(ii) StoneRiver and Third Party Software owners shall not be liable for any damages, whether direct, indirect, incidental, or consequential arising from the use of the Third Party Software.
(iii)  Publication of benchmark tests of Third Party Software is permitted only in writing by an authorized officer of StoneRiver and the Third Party Software owner.
(iv)  Third Party Software owners are hereby designated as third party beneficiaries of this Exhibit as it relates to their software.
(v)  Third Party Software is not specifically developed, or licensed for use in any nuclear, aviation, mass transit, or medical application or in any inherently dangerous applications.  Third Party Software owners and StoneRiver shall not be liable for any claims or damages arising from such use if Client uses the Software System for such applications.

2.7 StoneRiver grants Client the right to Use of any Software System modifications furnished or authorized by StoneRiver pursuant to the Agreement according to the terms of this Exhibit.

2.8  Unless hosted by StoneRiver under the terms of the Master Agreement, Client shall obtain and maintain at its own expense such data processing and communications equipment and supplies as may be necessary or appropriate to facilitate Use of the Software System in accordance with this Exhibit.

3. License Fees
Client agrees to pay the Total License Fee(s) in accordance with the payment schedule set forth in each Exhibit C-1n.

4. Maintenance Services Terms
4.1 StoneRiver, by itself or through its affiliate executing Exhibit C-1n, agrees to provide Client the following Basic Maintenance Services:

(a)
(a)      Provide software releases to include Enhancements not separately licensed, Upgrades, and software fixes to correct Software Non-conformities. Client agrees to provide StoneRiver with reasonable assistance and information in connection therewith.  Installation services provided by StoneRiver for releases are chargeable by StoneRiver at its then-current professional services rates.

(b)

(b)      Help Desk Support.  Except as stated in Exhibit C-2, upon Client’s production use of the Software System, StoneRiver will provide up to 10 hours per month of reasonable help desk support during normal business hours.  For help desk support over 10 hours or not during normal business hours, Client will be charged StoneRiver's then-current professional service rates.  Client understands and agrees that no carryforward or credit will be applicable for any help desk support hours not utilized by Client in any given month.

(c)	(c) Additional Basic Maintenance Services. The additional terms for Basic Maintenance Services in Exhibit C-2 apply to the parties.

4.2  The Maintenance Fee and Maintenance Fee adjustment terms are specified on each Exhibit C-1n.  Unless specified otherwise in Exhibit C-1n, Maintenance Fees are subject to annual increase on each anniversary date of this Exhibit upon 30 days written notice in the form of StoneRiver’s renewal invoice to Client and shall also be subject to increase following delivery of new release(s) or changes in the limitations or specifications described in Exhibit C-1n.  Although failure to pay the maintenance fee is not a cause for termination of the license, StoneRiver is not obligated to provide any maintenance services unless Client’s payments for Maintenance Fees are current.

4.3  Client agrees to train its current and future employees on the technical and user operations of the Software at Client’s sole cost.  Upon Client’s request and the signing of a mutually agreed Work Order, StoneRiver may provide such training.

4.4.  StoneRiver may utilize remote diagnostic software and remote communication services in providing services hereunder.  Client shall pay the cost, if any, of such software and communication services and shall cooperate and assist StoneRiver to expedite resolution of all Non-conformities.

4.5 Should StoneRiver's review of any Non-conformity indicate, in StoneRiver's reasonable opinion, that the reported problem is not a Software defect but is due to other causes, including, without limitation, input not in accordance with specifications, Client's abuse or misuse of the Software System, or by a modification or addition to the Software System not performed by StoneRiver, or by Client's failure to properly maintain the Computer System or to install the required system software release as instructed by StoneRiver, then:

(i)  Client agrees to pay StoneRiver for the work performed by StoneRiver in investigating the problem at StoneRiver's then-current professional services rates, including reimbursement by Client for any out-of-pocket expenses incurred by StoneRiver, and

(ii)  StoneRiver, at Client's request, shall advise Client whether StoneRiver can correct or assist in resolving such problem, and the terms under which StoneRiver shall undertake same.  Upon written acceptance by Client, StoneRiver shall correct or assist in resolving the problem in accordance with such terms.

4.6  Network-related problems are not covered under Basic Maintenance Service.  In the event StoneRiver does provide services to resolve such problems, Client agrees to pay StoneRiver's then-current professional services rates and to reimburse StoneRiver for any out-of-pocket expenses incurred by StoneRiver.

4.7  Client agrees to pay the reasonably incurred travel and living expenses of any employees of StoneRiver and its authorized contractors who render Basic Maintenance Services on Client’s site under this Section 4 of this Exhibit.

4.8  In the event Maintenance Services hereunder are terminated or expire and Client subsequently requests reinstatement of Maintenance Services by StoneRiver, Client understands and agrees that reinstatement of such Maintenance Services will require the payment by Client to StoneRiver of additional fees, which may include, without limitation, additional license fees, maintenance fees, system recertification fees, and/or professional services fees, all at StoneRiver’s then-current rates.

5. Term

5.1  Subject to the termination provisions of the Master Agreement, the term of this Exhibit shall begin on the Effective Date and continue as set forth in Section 2.1 of this Exhibit until terminated as provided herein.

5.2  Unless specified otherwise in Exhibit C-1n, the provision of Basic Maintenance Services by StoneRiver shall begin on the Effective Date and shall continue for an initial noncancellable term of 5 years and thereafter, the provision of maintenance services by StoneRiver shall be automatically renewed for successive 1 year terms at StoneRiver's then-current fees for all Software then licensed hereunder unless terminated by either Party in accordance with the applicable Exhibit C-1n.

6. Equipment Terms
Client will utilize equipment that meets or exceeds the minimum standards established by StoneRiver for the implementation and operation of the Software System.
7. Performance

7.1  Client shall give StoneRiver full access to the Location, Software, and Computer System to enable StoneRiver to provide Services and shall make available information, facilities, personnel, and services reasonably required by StoneRiver for the performance of its obligations hereunder.

7.2 The Base Software shall be deemed accepted by Client upon delivery to Client by StoneRiver.
7.3 Work in determining the nature of any problem or in making Software corrections, amendments, or additions may be carried out at StoneRiver's site or the Location, at StoneRiver's discretion.

7.4  Client agrees to maintain the Computer System, Software, and Third Party Software in accordance with StoneRiver's then current specified minimum configuration during the term hereof, or contract with StoneRiver to so provide.

7.5 Each Party shall be responsible for ensuring that its systems are capable of passing and/or accepting date formats from and/or to the other Party’s system.
8. Third Parties
8.1 StoneRiver shall have no liability for any claim based upon:
(i) use of any part of Software in combination with materials, software, or equipment not provided by StoneRiver; or
(ii) modifications made by Client or any Third Party.
9. Title

9.1  Except as provided in the next sentence, nothing in this Agreement shall convey to Client any title to or any rights in the Software System, including, without limitation any Modifications thereto; all proprietary rights in and ownership thereof being exclusively held by StoneRiver and/or StoneRiver’s licensors.  Client's sole right in relation to the Software System and any Modifications thereto is Use of same for the duration of the license therefore granted pursuant to this Exhibit and under the terms and conditions contained herein.

9.2  The Software System and all Software System Modifications, Enhancements, or Upgrades, and all patents, copyrights, and other proprietary rights related thereto are the sole and exclusive property of StoneRiver or StoneRiver’s licensors, whether made by StoneRiver, Client, or any of their employees or agents.  Client shall execute documents reasonably required by StoneRiver to perfect such rights.

9.3  All information, reports, studies, software, whether object or source code, flow charts, diagrams, workflow, operational procedures, training manuals, test scripts, test plans, project plans, and other tangible or intangible material of any nature whatsoever produced by or as a result of any of the services performed hereunder by StoneRiver or jointly with Client, shall be the sole and exclusive property of StoneRiver or its affiliate.  Client shall be entitled to Use of all such work product produced by StoneRiver in accordance with the terms and conditions of this Exhibit.

10. Non-Disclosure

10.1  StoneRiver has granted Client the limited right to Use of the Software System as provided herein.  In addition to the terms in Section 5 (Confidentiality and Ownership) of the Master Agreement, Client hereby acknowledges and agrees that the following is StoneRiver Information:

(i) the Software System, including all specifications, work product, translations and other materials developed by StoneRiver and StoneRiver's licensors; and

   (ii)  the terms and conditions of this Exhibit contain highly confidential, unique, secret, and valuable information of StoneRiver and StoneRiver’s licensors.  Client agrees that it shall not sell, transfer, publish, disclose, display or otherwise make available to others the Software System, any materials relating to or forming a part of the Software System or any other StoneRiver proprietary information without StoneRiver's prior written consent.  Client agrees to secure and protect the Software System and proprietary information and to take appropriate action by written agreement with its employees who are permitted access to such materials to satisfy its obligations hereunder.  With StoneRiver’s prior consent, Client may share Information and materials about the Software System with Client’s customers for which Client Uses the Software and/or the Software System as is reasonably necessary in Client’s role as an administrator for such customers provided such customers have agreed in writing to secure and protect the Software System and other proprietary information in accordance with the terms of this Exhibit C and Section 5 of the Master Agreement.  Client further agrees to exercise commercially reasonable efforts to assist StoneRiver in identifying and preventing any use or disclosure of any portion of the Software System or proprietary information.  All Client obligations and undertakings relating to confidentiality and nondisclosure shall survive the termination of this Exhibit for any reason.

10.2  Client shall permit StoneRiver's authorized representatives at all reasonable times during Client's normal hours of operation to audit Client's Use at the Location to determine that the provisions of this Exhibit are being faithfully performed.  For that purpose, StoneRiver shall be entitled to enter into any of Client's premises and Client hereby irrevocably grants authority to StoneRiver and authorized representative to enter such premises for such purpose.  Any such audit shall be conducted in such a manner as to minimize the disruption to Client's business.

10.3  StoneRiver shall promptly notify Client if StoneRiver becomes aware of any breach of confidence relating to Client Information and give Client all reasonable assistance in connection with StoneRiver's investigation of same. Client shall promptly notify StoneRiver if Client becomes aware of any breach of confidence relating to the Software System or other proprietary information and give StoneRiver all reasonable assistance in connection with StoneRiver's investigation of same.

11. Termination

11.1  The termination of this Exhibit by StoneRiver and in accordance with the terms of this Section 11 or the termination of the Agreement by StoneRiver and in accordance with the terms of Section 11 of the Master Agreement shall automatically, and without further action by StoneRiver, terminate and extinguish the license granted in Section 2 of this Exhibit, and all rights in and to Software shall automatically revert irrevocably to StoneRiver.  StoneRiver shall have the right to take immediate possession of the Software System and all copies thereof wherever located without further notice or demand.

11.2  If Client violates any of the non-assignment provisions of the Agreement and fails to remedy any such breach within five days of notice thereof from StoneRiver, StoneRiver may terminate this Exhibit without further notice.  If Client violates any of the non-disclosure provisions or Software or Software System Use provisions of this Exhibit, StoneRiver may terminate this Exhibit immediately upon written notice.

11.3  If Client violates or fails to perform any of the terms or conditions other than those specifically expressed in Sub-section 11.2 and fails to remedy any such breach within 30 days of notice thereof from StoneRiver, or if Client shall become insolvent or ceases to do business, then StoneRiver may give notice declaring this Exhibit is terminated at the expiration of such notice period.

11.4  Exercise of either Party's right of termination shall not prejudice legal rights or remedies either Party may have against the other at law or in equity in respect of any breach of the terms of this Exhibit.

11.5 Client's failure to pay the TPA/BPO fee in Exhibit C-1A, Section IV on a timely basis is cause for termination of Client’s ability to provide TPA/BPO services.
12. Export

12.1  Limit on Export.  Client shall not export, or re-export, directly or indirectly, any Software licensed from StoneRiver or any technical data derived therefrom to any country for which the United States government or any agency thereof may require an export license or other government approval without first acquiring that license or approval.

12.2  Compliance.  Client agrees that with respect to compliance with the United States export control and trade sanction laws and regulations (collectively, “Export Laws”):  (i) Client will comply with such Export Laws regarding the Software and technical data; (ii) Client will permit audits or reviews by StoneRiver covering the Software and data export activity; and (iii) StoneRiver reserves the right to suspend performance of its obligations under this Exhibit in cases of noncompliance by Client of such Export Laws.

IN WITNESS whereof this Exhibit has been executed as of the Effective Date by the following duly authorized representatives:

UTG, Inc.		Stone River, Inc.
By:	/s/ Theodore C. Miller	By:	/s/ Costa John
Name:	Theodore C. Miller	Name:	Costa John
Title:	Sr. Vice President	Title:	CFO

Exhibit C-1A
ID3

This Exhibit C-1A is executed pursuant to the Exhibit C -License and Service Exhibit dated May 28, 2011, to the Master Agreement dated May 28, 2008, by and between UTG, Inc (“Client”) and StoneRiver, Inc. (“StoneRiver”).

I.	Term of License: Perpetual, except as stated in Exhibit C, Section 2.

Software	ID3 Base System up to the release current at the time of the last payment of the Basic Monthly Maintenance Fee. , (in both source and object code formats)
Software Documentation	ID3 Database Manual, ID3 Configuration Manual, ID3 User References Manual, ID3 Reports Manual, ID3 Online Panel Documentation
Location	All Software will reside at StoneRiver data center
Initial License Fee	N/A
Archive Site	StoneRiver archive site

II.	Basic Maintenance Services:

ID3 Base System	Monthly Amount
Basic Maintenance Monthly Fee	$8,666.00

Client shall pay for and receive Basic Maintenance Services from the Effective Date to February 29, 2016.  Thereafter, Basic Maintenance Services shall renew at then-current prices (subject to the maximum stated below) for consecutive annual periods unless either Party gives the other Party notice of non-renewal given at least 60 days prior to expiration of the then-current term.  If Client stops Basic Maintenance Services following such a notice of non-renewal and thereafter wants to reinstate Basic Maintenance Services, then Client will pay StoneRiver for the lapsed period and the next year’s fee at StoneRiver’s then current rates.  The maximum annual increase in the Basic Maintenance Fee is the change in the Consumer Price Index (Bureau of Labor Statistics CPI-U, All Urban Consumers) for the prior year. The CPI increases are further capped (starting in the second year) at 2%, 3%, 3% and 4% respectively.  There is no CPI increase cap after the fifth year.  Client will be notified of any annual increase at least 30 days prior to expiration of the then-current term.

IV.	Third Party Administrator/Business Process Outsourcing (“TPA/BPO”) Additional Use Fee:

StoneRiver grants Client a non-exclusive right to contract TPA/BPO services with Client’s customers using the Software System.

For each block of business contracted the following additional use fees will apply:
Per policy rate of $.05 per policy for active or terminated policies with a minimum monthly fee of $2,500 for blocks of TPA/BPO policies fewer than 50,000.

Blocks of business that are not classified as TPA/BPO because they are Client’s own work will not be subject to this fee and will be covered in the Monthly Processing Fee in Exhibit A-2. The following existing blocks will be included in the monthly processing fee: GEL, IOV, UGL and ACL.  As a result, those blocks will not be subject to the TPA/BPO additional use fee.

IN WITNESS whereof this Exhibit C-1A has been executed as of the Effective Date shown hereinabove by the following duly authorized representatives:

UTG, Inc.		Stone River, Inc.
By:	/s/ Theodore C. Miller	By:	/s/ Costa John
Name:	Theodore C. Miller	Name:	Costa John
Title:	Sr. Vice President	Title:	CFO

EXHIBIT C-2
ADDITIONAL BASIC MAINTENANCE SERVICES

A.
Basic Maintenance Services:  StoneRiver intends to enhance the Software as reasonably desired by StoneRiver's clients to the extent StoneRiver's Basic Maintenance Services revenues can reasonably fund such enhancements.  To that end, StoneRiver will consider the needs and desires of each client in allocating Basic Maintenance Services resources.  Either StoneRiver or a client may propose enhancements to the Software.  StoneRiver will periodically notify Client of the enhancements proposed, the order and associated revenues can reasonably fund, time in which StoneRiver expects to implement them, and the amount that StoneRiver has determined.  StoneRiver will seek Client's input on the enhancement schedule

In addition to those Basic Maintenance Services specified in this Exhibit, further services may be made available on a mutually agreed schedule at StoneRiver's standard professional service rates.

B.

Support of Operations System Software Releases:
StoneRiver intends that the Software will operate under the current and future releases of the operating system software furnished by the manufacturer and any updated versions of such releases or any new releases that will be supported by its manufacturer and used by Client, provided that the manufacturer continues full upward compatibility with respect to the operating system. StoneRiver recognizes the potential for change in operating system software support levels over the term of this Agreement.  StoneRiver will notify Client of any change in operating system software support.  StoneRiver will use its commercially reasonable efforts to provide Client any Program Temporary Fixes ("PTF's") required to enable the current release to operate under new Operating System Software releases within a period of 12 months following their general release.  If this Agreement is still in effect at the time of the next available system release, then these PTF's will be made part of such system release.

C.

Support ID3 System Releases:  StoneRiver will provide support for the current release and next most previous release.  StoneRiver will use commercially reasonable efforts to support earlier versions as Professional Services and at the rates and subject to the terms of this Agreement, or the then-applicable rates in effect.

D.

Telephone Consultation: StoneRiver will make available to Client reasonable telephone consultation to assist in implementation and/or utilization of the current release or the previous release. In the event StoneRiver deems the telephone consultation requested by Client to be unreasonable or excessive, the StoneRiver will notify Client of the terms and condition under which the consultation requested by Client will be provided.

E.	System Documentation: An electronic copy of the release documentation of the current release or the previous release is available on-line.
F.

Special Programming Services: Should StoneRiver become involved in any resolution of a non-StoneRivererror, or upon other request of Client, StoneRiver may from time to time make programming services available to Client. Client will pay StoneRiver for these services on a Time and Materials Basis at current published rates or the then-applicable rates in effect. In these instances, a one (1) hour minimum charge for services provided from StoneRiver offices and an eight (8) hours minimum charge for each day services are performed at Client’s site will apply.

G.	Cooperation: Client will cooperate with StoneRiver as may be reasonably necessary to enable StoneRiver to properly perform its obligations under this Exhibit.
H.

Regular Enhancements:  StoneRiver will provide Client with updates, releases, and enhancements to the Software normally provided its clients under Basic Maintenance Services. Installation of updates, releases, and enhancements will be Client's responsibility. StoneRiver intends that the system will conform to new laws and regulations which are of general applicability throughout the United States life insurance industry. Client acknowledges that each Software System Release must be installed in appropriate sequence, which sequence shall be made known to Client by advance written notice. Any failure of the current release or the next most previous release to conform to the Documentation caused by Client's failure to so install will not constitute Non-conformity.

I.	Diagnosis and Correction of Problems: The following table addresses severities as is provided in the online support software document for clients:

Severity	Definition	Description
0	Critical	Production is at a stand-still. Abend in major daily process such as event cycle, valuations, issuing policies, or values processing.
1	Serious	Causes widespread invalid results. Involves more than one product, occurs in production, occurs in testing for conversion or testing for upgrades. Workaround is administratively complex and difficult.
2	Medium	Viable workaround exists or occurs in testing for upgrades.
3	Minor	Document changes or inconsistencies. Examples: Rewording of message, panel changes, cosmetic changes, spelling, or abbreviations.
4	Enhancement	Request for an enhancement to ID3.
5	Questions	Submission of questions about ID3 processing.

For critical severities StoneRiver will apply immediate attention to the problem until it is resolved. In addition, where necessary and practical, StoneRiver will devise a viable “work around” while proceeding as soon as practicable to implement a permanent correction. Client agrees to supply to StoneRiver data and assistance as many reasonably be required to correct such failure to conform.
StoneRiver’s obligation to correct Nonconformities within the time frames set forth above is conditioned upon Client’s provision of all reasonably necessary cooperation and assistance as requested by StoneRiver in connection with the resolution of each such Nonconformity.  Client and StoneRiver acknowledge that, under the terms of the license of the Software, certain modifications may have been made to the Client’s version of the Software that are peculiar to Client’s needs and/or have not been included by StoneRiver in its base Software. If StoneRiver provides such services to correct a Nonconformity error, Client will pay for them on a Time and Material Basis at current published rates.